UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

MCCORMICK & SCHMICK’S S SEAFOOD RESTAURANTS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MCCORMICK & SCHMICK’S SEAFOOD RESTAURANTS, INC.

Portland, Oregon

April 25, 2007

Dear Stockholder:

You are cordially invited to attend our annual meeting of stockholders at 9:00 a.m., Pacific Daylight Time, on May 29, 2007 at The Governor Hotel, 614 SW 11th Ave, Portland, Oregon 97205.

Details of the business to be conducted at the annual meeting are provided in the accompanying Notice of Annual Meeting and Proxy Statement. At the annual meeting, we will also report on our operations and respond to any questions you may have.

Your vote is very important. Whether or not you attend the annual meeting in person, it is important that your shares are represented and voted at the meeting. Please promptly sign, date, and return the enclosed proxy card in the postage-prepaid envelope. If you attend the meeting, you will have the right to revoke your proxy and vote your shares in person. Retention of the proxy is not necessary for admission to or identification at the meeting.

Very truly yours,

/s/ Emanuel N. Hilario
Emanuel N. Hilario, Corporate Secretary

MCCORMICK & SCHMICK’S SEAFOOD RESTAURANTS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 29, 2007

To the Stockholders of McCormick & Schmick’s Seafood Restaurants, Inc.:

Our annual meeting will be held at 9:00 a.m., Pacific Daylight Time, on May 29, 2007 at The Governor Hotel, 614 SW 11th Ave, Portland, Oregon 97205.

The purpose of the meeting is:

1.	To elect directors for the next year;

2.	To ratify the selection of PricewaterhouseCoopers LLP as our independent auditor for 2007; and

3.	To act upon any other matters that properly come before the meeting.

Only stockholders of record at the close of business on April 12, 2007 (the record date) are entitled to vote at the meeting. A list of stockholders will be available for inspection by stockholders at our corporate headquarters commencing ten days before the date of the annual meeting.

Even if you plan to attend the meeting in person, please sign, date and return the enclosed proxy in the enclosed postage-prepaid envelope. You may attend the meeting in person even if you send in your proxy; retention of the proxy is not necessary for admission to or identification at the meeting.

By Order of the Board of Directors

/s/ Emanuel N. Hilario
Emanuel N. Hilario, Corporate Secretary

Portland, Oregon

April 25, 2007

PROXY STATEMENT

MCCORMICK & SCHMICK’S SEAFOOD RESTAURANTS, INC.

PROXY STATEMENT

Annual Meeting of Stockholders

SUMMARY OF PROCEDURES

How Proxies Will Be Solicited. The Board of Directors of McCormick & Schmick’s Seafood Restaurants, Inc. is soliciting proxies to be used at the annual meeting of stockholders to be held at 9:00 a.m., Pacific Daylight Time, on May 29, 2007 at The Governor Hotel, 614 SW 11th Ave, Portland, Oregon for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement, the form of proxy and our 2006 Annual Report will be mailed to stockholders on or about April 25, 2007, at our cost. The proxy statement and Annual Report are also available on our website at www.mccormickandschmicks.com, Investor Relations, SEC Filings and the website of the Securities and Exchange Commission (“SEC”) at www.sec.gov. We will request fiduciaries, custodians, brokerage houses and similar parties to forward copies of proxy materials to beneficial owners of the Company’s stock, and we will reimburse these parties for their reasonable and customary charges for expenses of distribution. Proxies will be solicited by use of the mail and the Internet, and our directors, officers and employees may also solicit proxies by telephone, fax, e-mail or personal contact. No additional compensation will be paid for these services.

Householding of Proxy Materials. The SEC has adopted rules that permit companies and intermediaries to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” may be more convenient for security holders and save costs for companies. A number of brokers with account holders who are Company stockholders will be householding our proxy materials. If you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker or write to us at McCormick & Schmick’s Seafood Restaurants, Inc., Attention: Investor Relations, 720 SW Washington Street, Suite 550, Portland, Oregon 97205. If you now receive multiple copies of the proxy statement and would like to request householding of your communications, please contact your broker.

Who Can Vote. Only stockholders of record at the close of business on April 12, 2007 (the “record date”) are entitled to notice of and to vote at the annual meeting or any adjournment of the meeting. At the close of business on the record date, there were issued and outstanding 14,645,062 shares of Common Stock, the only outstanding voting security of the Company. Each share of Common Stock issued and outstanding is entitled to one vote in each matter properly presented at the Annual Meeting. The Common Stock does not have cumulative voting rights.

How You Can Vote. Mark your proxy, sign and date it, and return it in the enclosed postage-paid envelope. To ensure that your vote is counted, we must receive your proxy before or at the annual meeting. All of your shares that have been properly voted will be voted at the annual meeting in accordance with your instructions unless you earlier revoke your proxy. If you sign your proxy card but do not give voting instructions, the shares represented by your proxy will be voted as recommended by the Board of Directors.

How You Can Revoke Your Proxy and Change Your Vote. You can revoke your proxy at any time before it is voted at the annual meeting by:

•	Sending written notice of revocation bearing a later date than the date of the proxy to the Secretary;

•	Submitting to the Secretary a later-dated proxy relating to the same shares; or

•

Attending the annual meeting and voting in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

Any written notice revoking a proxy should be sent to McCormick & Schmick’s Seafood Restaurants, Inc., Attention: Emanuel N. Hilario, 720 SW Washington Street, Suite 550, Portland, Oregon 97205, or hand delivered to Mr. Hilario at or before the vote at the annual meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of April 12, 2007 the beneficial ownership of our Common Stock for:

•	each person who beneficially owns more than 5% of our Common Stock;

•	each of our named executive officers;

•	each of our directors; and

•	all directors and executive officers as a group.

Unless otherwise indicated, the address for each person or entity named below is c/o McCormick & Schmick’s Seafood Restaurants, Inc., 720 SW Washington Street, Suite 550, Portland, Oregon 97205.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and except for community property laws where applicable, a person named in the table below has sole voting and investment power for all shares of Common Stock shown as beneficially owned by that person.

	Shares Beneficially Owned(1)
Name	Number	Percentage of Shares
FMR Corp.(2) 82 Devonshire Street Boston, MA 02109	2,135,648	14.6%
Systematic Financial Management, L.P.(3) 300 Frank W. Burr Blvd., Glenpointe East 7th Floor, Teaneck, NJ 07666	1,050,361	7.2%
Arbor Capital Management, LLC(4) 120 S Sixth Street, Ste. 1000 Minneapolis, MN 55402	794,200	5.4%
Wellington Management Company, LLP(5) 75 State Street Boston, MA 02109	750,600	5.1%
Douglas L. Schmick(6)	132,546	*
Saed Mohseni(7)	—	*
Emanuel N. Hilario(8)	12,500	*
Jeffrey H. Skeele(9)	25,256	*
David E. Jenkins(10)	5,000	*
Lee M. Cohn	—	—
Elliott H. Jurgensen, Jr.	—	—
Jeffrey D. Klein(11)	1,750	*
J. Rice Edmonds	5,500	*
James D. Parish	—	—
David B. Pittaway	5,973	*
Harold O. Rosser	—	—
Fortunato N. Valenti	178	*
Justin B. Wender	—	—
Directors and Executive Officers as a group (16 persons) (12)	199,029	1.4%

*	Represents beneficial ownership of less than one percent of the outstanding shares of our Common Stock.
(1)	If a stockholder holds options or other securities that are exercisable or otherwise convertible into our Common Stock within 60 days following April 12, 2007, we treat the shares of Common Stock underlying those securities as owned by that stockholder and as outstanding shares when we calculate the stockholder’s percentage ownership of our Common Stock. We do not consider those shares to be outstanding when we calculate the percentage ownership of any other stockholder.
(2)	Information is based on a Schedule 13G filed with the SEC on February 14, 2007.
(3)	Information is based on a Schedule 13G filed with the SEC on February 14, 2007. The filing indicates that Systematic Financial Management, L.P. shares voting control over 507,600 shares and investment control over 1,050,361 shares.
(4)	Information is based on a Schedule 13G filed with the SEC on February 2, 2007.
(5)	Information is based on Amendment No. 2 to Schedule 13G filed with the SEC on February 14, 2007. The filing indicates that Wellington Management Company LLP shares voting control over 441,200 shares and investment control over 750,600 shares.
(6)	Includes 53,334 shares subject to options exercisable within 60 days of April 12, 2007 and 15,000 shares of restricted stock that vest annually over a three-year period that began May 23, 2006.
(7)	Mr. Mohseni resigned as our Chief Executive Officer and as a director on February 5, 2007.
(8)	Includes 12,500 shares of restricted stock that vest annually over a three-year period that began May 23, 2006.
(9)	Includes 10,000 shares subject to options exercisable within 60 days of April 12, 2007 and 5,000 shares of restricted stock that vest annually over a three-year period that began May 23, 2006.
(10)	Includes 5,000 shares of restricted stock that vest annually over a three-year period that began May 23, 2006.
(11)	Shares are held in revocable trusts for each of Mr. Klein and his wife. Mr. Klein is a co-trustee of each trust.
(12)	Includes 63,334 shares subject to options exercisable within 60 days of April 12, 2007 and 46,000 shares of restricted stock that vest annually over a three-year period that began May 23, 2006.

CORPORATE GOVERNANCE

Director Independence and Corporate Governance. Our Board of Directors has determined that Messrs. Cohn, Edmonds, Jurgensen, Klein, Parish, Pittaway, Rosser, Valenti and Wender are independent under the listing standards of The NASDAQ Global Market and, accordingly, that a majority of our Board of Directors is independent. Each member of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is independent under those standards and, with respect to Audit Committee members, the independence standards adopted by the SEC.

Code of Business Conduct and Ethics. We have adopted a Code of Business Conduct and Ethics applicable to our Chief Executive Officer, Chief Financial Officer, Vice President of Finance, Controller, and our directors and all other officers and employees. The Code of Business Conduct and Ethics is available on our website at www.mccormickandschmicks.com, Investor Relations, Corporate Governance.

Communications with Board. Any stockholder who wishes to communicate with the Board of Directors, or to specific directors, may do so by writing to the Board of Directors or to the specific directors, c/o Corporate Secretary, 720 SW Washington Street, Suite 550, Portland, Oregon 97205. Communications should be sent by overnight or certified mail, return receipt requested. All communications will be compiled by the Secretary and submitted to the directors to whom it is addressed.

Communications regarding recommendations of individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors must be made in accordance with procedures described under “Director Nomination Policy” below.

Board and Committee Meetings. The Board of Directors met six times in 2006. Each director, except for Messrs. Edmonds, Rosser, Valenti and Wender attended at least 75% of the total number of meetings of the Board of Directors and any committee on which he served in 2006 during the period in which he served. We encourage directors to attend the annual meeting of stockholders.

Board Committees. The Board of Directors has designated three standing committees. The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee operate under written charters that are available for review on our website at www.mccormickandschmicks.com, Investor Relations, Corporate Governance. The membership of each committee and its principal functions, as well as the number of times it met in year 2006, is described below.

Audit Committee. The Audit Committee is composed of Messrs. Cohn, Jurgensen, Valenti and Parish. The Board of Directors has determined that each member of the Audit Committee meets applicable financial literacy requirements and that Mr. Jurgensen, the Audit Committee chair, is an “audit committee financial expert” as defined in regulations adopted by the SEC. A description of the functions performed by the Audit Committee is set forth below in “Report of the Audit Committee.” The Audit Committee met eight times in 2006.

Compensation Committee. The Compensation Committee is composed of Messrs. Cohn, Pittaway and Rosser. The Compensation Committee determines compensation for our executive officers and administers our 2004 Stock Incentive Plan. For additional information about the Compensation Committee, see “Compensation Discussion and Analysis,” set forth below. The Compensation Committee met one time in 2006.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is composed of Messrs. Pittaway, Rosser and Valenti. The Nominating and Corporate Governance Committee develops and recommends corporate governance guidelines and standards for business conduct and ethics, identifies individuals qualified to become board members, and makes recommendations regarding nominations for director. The Nominating and Corporate Governance Committee will consider individuals recommended by stockholders for nomination as director in accordance with the procedures described under “Director Nomination Policy” below. The Nominating and Corporate Governance Committee also oversees the annual self-evaluations of the Board and its committees and makes recommendations concerning the size, structure, composition and membership of the Board of Directors and its committees. The Nominating and Corporate Governance Committee met two times in 2006.

Compensation Committee Interlocks and Insider Participation. The Compensation Committee is composed of Messrs. Cohn, Pittaway and Rosser, all independent directors under The NASDAQ Global Market listing standards. No Compensation Committee member had any relationship requiring disclosure under Item 404 of SEC Regulation S-K. None of our executive officers served as a director or compensation committee member of an entity that employs any of our directors.

Director Nomination Policy. Stockholders may recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors by submitting a written recommendation to the Nominating and Corporate Governance Committee c/o Corporate Secretary, McCormick & Schmick’s Seafood Restaurants, Inc., 720 SW Washington Street, Suite 550, Portland, Oregon 97205. Communications should be sent by overnight or certified mail, return receipt requested. Submissions must include the following information:

Information concerning the recommending stockholder.

•	The name, address and telephone number of the recommending stockholder;

•

The number of shares owned by the recommending stockholder and the period of time for which they have been held (which must be at least one year) and, if the recommending stockholder is not the stockholder of record, a statement from the record holder of the shares verifying this information; and

•	A statement of the recommending stockholder’s intention to continue to hold the shares through the date of the next annual stockholder meeting.

Information concerning the proposed nominee.

•

The information required by Item 401 of SEC Regulation S-K (name, address, any arrangements or understanding regarding nomination and five year business experience of the proposed nominee, as well as information regarding certain types of legal proceedings within the past five years involving the nominee);

•	The information required by Item 403 of SEC Regulation S-K (proposed nominee’s ownership of securities of the Company);

•

The information required by Item 404 of SEC Regulation S-K (transactions between the Company and the proposed nominee valued in excess of $120,000 and certain other types of business relationships with the Company); and

•	Whether the individual can read and understand financial statements.

The submission must be accompanied by a written consent of the individual to stand for election if nominated by the Board and to serve if elected by the stockholders. Recommendations received by December 27, 2007 will be considered for nomination by the Nominating and Corporate Governance committee at the 2008 Annual Meeting of Stockholders. For information on direct stockholder nominations at the Annual Meeting, see “Stockholder Nominations for Director” below.

Following the identification of the director candidates, the Nominating and Corporate Governance Committee will meet to discuss and consider each candidate’s qualifications and will determine by majority vote the candidate(s) whom the Nominating and Corporate Governance Committee believes would best serve the Company. In evaluating director candidates, the Nominating and Corporate Governance Committee will consider a variety of factors, including the composition of the Board as a whole, the characteristics (including independence, diversity, age, skills and experience) of each candidate, and the performance and continued tenure of incumbent Board members. The Committee believes candidates for director should have certain minimum qualifications, including high ethical character, business experience with high accomplishment in his or her respective field, the ability to read and understand financial statements, relevant expertise and experience, and sound business judgment.

In addition, the Committee believes at least one member of the Board should meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of the Board should meet the definition of “independent director” under The NASDAQ Global Market listing standards. The Committee also believes key members of the Company’s management should participate as members of the Board.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

We lease the premises occupied by Jake’s Famous Crawfish in Portland, Oregon under a lease dated October 13, 1994 with BOIN Properties, LLC, of which William P. McCormick, our former chairman emeritus who is on a leave of absence while serving as the U.S. Ambassador to New Zealand, is a member and manager (the”Restaurant Lease”). Under the Restaurant Lease, we pay base rent of $17,500 per month plus an additional amount equal to the difference between six percent of the annual gross sales of Jake’s Famous Crawfish and the annual base rent. We also pay 60% of assessed taxes under the terms of the Restaurant Lease. On November 23, 2005, we exercised renewal options to extend the term of the Restaurant Lease with BOIN Properties, LLC, through October 12, 2019, and amended the Restaurant Lease to provide that base rent during the extension period is equal to the existing base rent and to grant the Company two additional five-year renewal options. We believe the terms of the Restaurant Lease are as fair to us as those that would have been available to us in arm’s-length negotiations with an unrelated party.

We lease the premises occupied by McCormick & Schmick’s Harborside at the Marina in Portland, Oregon under a lease dated February 14, 1985, as amended, with Harborside Partners, LLC, the members of which are William P. McCormick, our former chairman emeritus, Douglas L. Schmick, our Chairman and Chief Executive Officer, and Saed Mohseni, our former Chief Executive Officer and a former director (the “Harborside Lease”). The Harborside Lease expires on December 31, 2023 and may be renewed for three additional five-year periods. Under the Harborside Lease, we pay base rent of $20,000 per month plus the additional amount by which five percent of restaurant gross sales in the month exceed $20,000. We also pay a proportional share of taxes, insurance, maintenance and other costs. We believe the terms of the Harborside Lease are as fair to us as those that would have been available to us in arm’s-length negotiations with an unrelated party.

We lease kitchen and storage space in the premises occupied by Jake’s Famous Crawfish in Portland, Oregon under a lease dated June 18, 2004 with DLS Investments, LLC, which is owned by Douglas L. Schmick, our Chairman and Chief Executive Officer, and his spouse (the”Kitchen Lease”). We pay an aggregate base rent of $10,080 per month plus our utilities and a pro rata share of taxes, assessments and insurance. In addition, the Kitchen Lease provides for base rent escalations every three years. On November 23, 2005, we exercised renewal options to extend the term of the Kitchen Lease through October 12, 2019, with base rent to be adjusted as provided in the Kitchen Lease, and amended the Kitchen Lease to grant the Company two additional five-year renewal options and to assign the Kitchen Lease to BOIN Properties, LLC, if the Company defaults on the Restaurant Lease. We believe the terms of the Kitchen Lease are as fair to us as those that would have been available to us in arm’s-length negotiations with an unrelated party.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of our Common Stock to file reports of ownership and changes in ownership with the SEC. Executive officers, directors, and beneficial owners of more than 10% of the Common Stock are required by SEC regulation to furnish us with copies of all section 16(a) reports they file. Based solely on a review of reports we have received and on written representations from certain reporting persons that they have complied with the relevant filing requirements, we believe that all section 16(a) transactions were reported on a timely basis.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has:

•	Reviewed and discussed with management and PricewaterhouseCoopers LLP the audited financial statements in the 2006 annual report;

•

Discussed with PricewaterhouseCoopers LLP the matters required to be discussed under generally accepted auditing standards and Statement on Auditing Standards No. 61 (Communication with Audit Committees);

•

Received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with PricewaterhouseCoopers LLP its independence;

•

Reviewed the amount of fees paid to PricewaterhouseCoopers LLP for audit and non-audit services, and discussed whether PricewaterhouseCoopers LLP’s provision of non-audit services was compatible with maintaining their independence; and

•

Established policies and procedures under which all audit and non-audit services performed by the Company’s independent registered public accounting firm must be approved in advance by the Audit Committee.

Fees Paid to Independent Registered Public Accounting Firm. The following table summarizes the aggregate fees billed to the Company by PricewaterhouseCoopers LLP:

	2005	2006
Audit fees(1)	$755,815	$484,682
Audit-related fees(2)	18,500	19,000
Tax fees(3)	170,512	197,469
All other fees	—	—

Total	$944,827	$701,151

(1)	Fees for audit services billed in 2005 and 2006 consisted of:

•	Audit of the Company’s annual financial statements;

•	Audit of management’s assessment of the effectiveness of the Company’s internal control over financial reporting and on the effectiveness of the Company’s internal control over financial reporting;

•	Reviews of the Company’s quarterly financial statements; and

•	Comfort letters, statutory and regulatory audits, consents and other services related to SEC matters.

(2)	Fees for audit-related services billed in 2005 and 2006 consisted of employee benefit plan audits;

(3)	Fees for tax services billed in 2005 and 2006 consisted of:

•	Tax compliance and tax planning services;

•	Federal, state and local income tax return assistance;

•	Sales and use, property and other tax return assistance; and

•	Assistance with tax audits and appeals.

In considering the nature of the services provided by PricewaterhouseCoopers LLP, the Audit Committee determined the services are compatible with the provision of independent audit services. The Audit Committee discussed these services with PricewaterhouseCoopers LLP and Company management to determine they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC and the American Institute of Certified Public Accountants.

Pre-Approval Policy. All of the services performed by PricewaterhouseCoopers LLP in 2006 were pre-approved by the Audit Committee. On June 16, 2004, the Audit Committee adopted a pre-approval policy and procedures describing the permitted audit, audit-related, tax, and other services (collectively, the “Disclosure Categories”) that the independent registered public accounting firm may perform. The policy requires that, before the beginning of each fiscal year following adoption of the policy, a description of the services (the “Service List”) expected to be performed by the independent registered public accounting firm in each of the Disclosure Categories in the following fiscal year be presented to the Audit Committee for approval.

Any requests for audit, audit-related, tax, and other services not included on the Service List must be submitted to the Audit Committee for specific pre-approval and cannot commence until approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.

Based on the Audit Committee’s review and the meetings, discussions and reports described above, and subject to the limitations of the Audit Committee’s role and responsibilities referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements for the year ended December 30, 2006 be included in the Company’s Annual Report on Form 10-K.

Members of the Audit Committee:

Elliott H. Jurgensen, Jr. – Chairman

Lee M. Cohn

Fortunato N. Valenti

James R. Parish

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors currently consists of ten members. Proxies received from stockholders, unless directed otherwise, will be voted FOR election of the following nominees. Except for Emanuel N. Hilario, each of the following nominees is a current director.

•	Douglas L. Schmick

•	Emanuel N. Hilario

•	J. Rice Edmonds

•	Elliott H. Jurgensen, Jr.

•	Jeffrey D. Klein

•	James R. Parish

•	David B. Pittaway

If any of the nominees for director becomes unavailable for election for any reason, the proxy holders will have discretionary authority to vote pursuant to a proxy for a substitute or substitutes.

Douglas L. Schmick (age 59) co-founded McCormick & Schmick’s in 1972 and was appointed Chief Executive Officer in February 2007 and chairman of the Board of Directors in 2004. From 1997 through January 2007 he served as President and from 1997 through 1999, he also served as Chief Executive Officer and served as secretary, treasurer, and Chief Executive Officer from 1974 through 1997. Mr. Schmick was appointed Chief Executive Officer, and resigned as President, as a result of Mr. Mohseni’s resignation in February 2007. Mr. Schmick has served on the Board of Directors since August 22, 2001. Mr. Schmick received his Bachelor of Science degree from the University of Idaho.

Emanuel (Manny) N. Hilario (age 39) joined McCormick & Schmick’s in April 2004 as Chief Financial Officer. For the four years before joining us, Mr. Hilario was with Angelo and Maxie’s, Inc. (formerly Chart House Enterprises, Inc.) most recently as Chief Financial Officer. From December 1997 until April 2000, Mr. Hilario was with ACCO North America, a wholly owned subsidiary of Fortune Brands, where he held various positions. Previously, he spent nine years with McDonald’s Corporation. Mr. Hilario received his Bachelor of Science and Commerce degree in accounting from Santa Clara University and is a Certified Public Accountant.

J. Rice Edmonds (age 36) has been a director of the Company since June 2002. Since February 1996, Mr. Edmonds has been with Bruckmann, Rosser, Sherrill & Co., Inc. and currently serves as Managing Director. Mr. Edmonds also serves on the boards of directors of Town Sports International, Inc., The Sheridan Group, Inc. and other private companies. Mr. Edmonds received his Bachelor of Science degree from the University of Virginia McIntire School of Commerce and earned an MBA from the Wharton School at the University of Pennsylvania.

Elliott H. Jurgensen, Jr. (age 62) has been a director of the Company since June 2004. Mr. Jurgensen retired from KPMG LLP in 2003 after 32 years, including 23 years as a partner. At KPMG, he held a number of leadership roles, including: National Partner in Charge of KPMG’s Hospitality Industry Practice from 1981 to 1993, Managing Partner of the Bellevue, Washington office from 1982 to 1991, and Managing Partner of the Seattle, Washington office from 1993 to 2002. He has served as President of Three Mates LLC, a family retail business since February 2001 and he is also a director of ASC Management, Inc., Isilon Systems, Inc., and BSquare Corporation. Mr. Jurgensen has a Bachelor of Science degree in accounting from San Jose State University and is a Certified Public Accountant.

Jeffrey D. Klein (age 48) has been a director since October 2006. Mr. Klein is a Managing Director of Equity Group Investments, LLC, a private investment company, which he joined in 1996, and serves on a number of private boards of portfolio companies. Before joining Equity Group Investments, LLC, Mr. Klein headed the Chicago-based loan structuring and syndication unit of Citicorp Securities, Inc. where he underwrote and arranged bank debt for investment and non-investment-grade borrowers. Mr. Klein has a B.A. in finance from Georgetown University.

James R. Parish (age 60) has been a director since October 2006. Mr. Parish is the owner and principal in Parish Partners, Inc., an investment advisory and consulting firm specializing in the foodservice industry. In addition to providing strategic advice and serving on the boards of several privately-held restaurant companies, Mr. Parish is a member of the board and audit committee of Spirit Finance Corporation, a publicly traded real estate investment trust and a member of the board of Bertucci’s Corporation, a company with public debt outstanding. Before forming Parish Partners in 1991, Mr. Parish was Executive Vice President and Chief Financial Officer, and a member of the executive committee and board, of Chili’s, Inc., the predecessor of Brinker International, a publicly traded company. Mr. Parish received a Bachelor of Science degree in journalism and an MBA from Drake University.

David B. Pittaway (age 55) has been a director of the Company since June 2002. Since 1998, Mr. Pittaway has been senior managing director of Castle Harlan, Inc. and since 1986, he has been Vice President and Secretary of Branford Castle, Inc., an investment company. Mr. Pittaway also serves on the boards of directors of Morton’s Restaurant Group, Inc., P&MC’s Holding LLC, Bravo Restaurant Group, Equipment Support Services, Inc., BKH Acquisition Corp., and The Dystrophic Epidermolysis Bullosa Research Association of America, Inc. and is a director and co-founder of the Armed Forces Reserve Family Assistance Fund. Mr. Pittaway graduated from the University of Kansas, Harvard Law School and Harvard Business School.

The following directors are not standing for reelection. Each of these directors was elected to the board in connection with the purchase of a controlling interest in the Company by Bruckmann, Rosser, Sherrill & Co. II, L.P. and by Castle Harlan Partners III, L.P. in 2001. Each of these private equity funds has sold all of its shares of Company common stock.

Lee M. Cohn (age 60) has been a director of the Company since June 2004. Mr. Cohn co-founded and has been the Chief Executive Officer of Big 4 Restaurants, Inc. since 1974. Mr. Cohn has served on the boards of Valley Big Brothers, Mortons Restaurant Group and the Phoenix Ballet Company and is an active member of The Phoenix Thunderbirds, The Fiesta Bowl Committee and the Young Presidents Organization. Mr. Cohn is a director of Luther’s Acquisition Corp. and Wilshire Restaurant Group, Inc., which are affiliates of Castle Harlan, Inc.

Harold O. Rosser (age 58) has been a director of the Company since June 2002. Since 1995, Mr. Rosser has been a Managing Director of Bruckmann, Rosser, Sherrill & Co., Inc. Mr. Rosser serves on the boards of directors of Real Mex Restaurants, Inc., Bravo Restaurant Group, Penhall International, Inc., O’Sullivan Industries, and other private companies. Mr. Rosser attended Clarkson University and Carnegie Mellon University.

Fortunato N. Valenti (age 59) has been a director of the Company since June 2002. From 1994 through 2003, Mr. Valenti served as President and Chief Executive Officer of Patina Restaurant Group (formerly known as Restaurant Associates Corp.) and currently acts as its Chief Executive Officer. Mr. Valenti currently serves as a director on the boards of various companies, including Il Fornaio (America) Corporation and Papa Gino’s Inc. He also is a member of the boards of directors of various non-profit organizations, including the Culinary Institute of America, NYC & Co. and City Meals on Wheels.

Justin B. Wender (age 37) has been a director of the Company since June 2002. Mr. Wender has been with Castle Harlan, Inc. since 1993 and currently serves as President. Mr. Wender also serves on the boards of directors of Morton’s Restaurant Group, Inc., BKH Acquisition Corp., CHATT Holdings LLC, Polypipe Building Products Ltd., Ames True Temper, Inc., Bravo Restaurant Group and Baker & Taylor, Inc. Mr. Wender

received his Bachelor of Arts degree from Carleton College and earned an MBA from the Wharton School at the University of Pennsylvania.

Recommendation by the Board of Directors

The Board of Directors recommends that stockholders vote FOR election of the nominees named in this proxy statement. If a quorum of stockholders is present at the annual meeting, the seven nominees for election as directors who receive the greatest number of votes cast at the meeting will be elected directors. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the annual meeting but will not affect the results of the vote. If any nominee for director at the annual meeting becomes unavailable for election for any reason, the proxy holders have discretionary authority to vote pursuant to the proxy for a substitute.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Board of Directors has selected PricewaterhouseCoopers LLP as our independent auditors for the 2007 fiscal year, subject to ratification of the selection by our shareholders at the Annual Meeting. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions. They do not plan to make any statement but will have the opportunity to make a statement if they wish.

This proposal will be approved if a quorum is present at the meeting and the votes cast in favor of this proposal exceed the votes cast opposing this proposal. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting, but will have no effect on the results of the vote. The proxies will be voted for or against this proposal or as an abstention in accordance with the instructions specified on the proxy form. If no instructions are given, proxies will be voted for approval of the adoption of this proposal.

Recommendation by the Board of Directors

The Board of Directors recommends that shareholders vote FOR ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors for the 2007 fiscal year.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Philosophy

Our executive compensation program is designed to:

•	Reward performance.

•	Motivate executives to maximize stockholder returns by achieving both short-term and long-term financial and strategic goals and objectives.

•	Attract and retain key executive officers in a highly competitive marketplace.

We link executive compensation directly to the financial performance of the company as well as to each executive’s individual contribution. In determining competitive compensation levels, our Compensation Committee analyzes base salaries and incentive compensation for executive officers at comparable companies. The Compensation Committee has placed increased emphasis on aligning compensation with company performance by making a substantial portion of compensation payable as a bonus that is “at risk,” which offers increased rewards for strong company and individual performance and reduced returns if performance expectations are not met.

The Compensation Committee and the Compensation Process

The Board of Directors or the Compensation Committee reviews executive compensation annually and determines base pay, target bonus levels and equity awards for our top executives, which in 2006 included our Chief Executive Officer, Chief Financial Officer and President, and annually assesses the performance of these individuals. The Compensation Committee considers specific recommendations regarding compensation for other executives from the Chief Executive Officer and the Chief Financial Officer, and reviews the Chief Executive Officer and Chief Financial Officer’s annual assessment of other executives’ performance. The Chief Executive Officer and Chief Financial Officer recommendations typically include a discussion of the executive’s role and responsibilities, past performance and expected future contributions, the executive’s expectations and competitive and market considerations.

In 2006, our Compensation Committee retained Aon Consulting as an outside compensation consultant. Among other things, Aon Consulting provided the committee with an assessment of market pay levels for the top three executives in a peer group of 26 restaurant companies with revenues of between $250 million and $750 million and in a group of 62 general service companies with revenues of between $250 million and $500 million. Aon Consulting also provided the Compensation Committee with advice regarding the design and operation of competitive compensation programs including those for outside directors.

In 2007, our Compensation Committee retained Mercer Human Resource Consulting, another outside compensation consultant, to advise it with respect to compensation matters. Mercer Human Resource Consulting provided the Compensation Committee with an assessment of market pay levels for the Chief Executive Officer, Chief Financial Officer and an Executive Vice President of Operations in a peer group of 14 restaurant companies with business models similar to ours and with revenues between $100 million and $1.0 billion. Mercer Human Resource Consulting, along with input from the Compensation Committee, selected the peer group of 14 restaurant companies using comparable sales levels, public market capitalization and participation in the mid and upper scale casual dining segments. The Compensation Committee reviews the outside compensation consultant’s recommendations and makes their recommendations to the Board of Directors. Base salary and non-equity incentive plan targets and possible payouts are typically determined by February each year.

Elements of Compensation

The executive compensation program for our Chief Executive Officer, Chief Financial Officer and our other three highest paid executive officers, whom we refer to as “named executive officers,” or NEOs, and other key employees consists of base salary and may include incentive cash bonuses, and long-term incentives, including stock option grants and restricted stock. The compensation elements are determined based on an executive’s position and responsibilities, and a substantial portion of total compensation depends on individual and company performance.

Base Salary Compensation

Base salaries are used to compensate executive officers for their position and level of responsibilities. Base salaries for NEOs are reviewed annually, and salary increases if any, are based on the level of responsibility of the particular position, individual performance, competitive data and overall company performance. For the salaries of the Chief Executive Officer and the Chief Financial Officer, the Compensation Committee evaluates performance and makes recommendations to the independent directors for their approval based on the evaluation.

In 2006, Saed Mohseni, our Chief Executive Officer who resigned on February 5, 2007, had a base salary of $350,000; Emanuel N. Hilario, our Chief Financial Officer, had a base salary of $245,000; and Douglas L. Schmick, our President during 2006 and our current Chief Executive Officer, had a base salary of $275,000.

In connection with his appointment as Chief Executive Officer in 2007, Mr. Schmick’s base salary was increased to $400,000. In connection with the increased role and responsibilities assigned to him as a result of Mr. Mohseni’s departure and with annual salary adjustments, Mr. Hilario’s base salary was increased to $300,000.

Annual Incentive Compensation

Our NEOs and approximately 25 other key employees have the opportunity to earn cash incentive awards based on an annual executive incentive compensation plan. Our Compensation Committee establishes performance goals each year, typically by February, which include financial performance goals, such as earnings per share, revenues, or other benchmarks, and non-financial goals. Cash bonuses for individuals are determined by the extent to which we attain established goals and by an assessment of each individual’s performance during the year.

The Compensation Committee has discretion to increase or decrease compensation payouts based on the level of achievement by us of our performance goals. An employee may receive no bonus for the year if less than a predetermined percentage of our performance goal is met or if his or her performance does not meet the Compensation Committee’s or management’s expectations. Although we establish performance goals and target bonuses in the first quarter of the year to satisfy the requirements of Section 162(m) of the Internal Revenue Code, the Compensation Committee may exercise discretion by reducing or increasing bonuses. For example, if company performance would result in a maximum bonus but individual performance does not meet expected standards, the Compensation Committee could reduce the bonus amount in its discretion.

In 2006, Saed Mohseni was eligible for a bonus equal to 75% of his base salary, Douglas L. Schmick was eligible for a bonus equal to 50% of his base salary, and Emanuel N. Hilario was eligible for a bonus equal to 25% of his base salary. Other individuals were eligible for varying bonus amounts, depending on their positions. The performance goals in 2006 were based on financial goals (80% of bonus), with a focus on earnings per share growth and revenues, and non-financial goals (20% of bonus), including customer service and employee retention goals.

The financial performance standards under our 2006 Executive Incentive Compensation Plan were as follows:

•	Growing earnings per share, adjusted for share-based compensation expense, by 20%;

•	Increasing comparable restaurant sales by 2.0% (on a 52-week basis);

•	Meeting the capital budget numbers; and

•	Opening new restaurants within budget and on time.

Non-financial goals included achieving at least an 85% average score on Secret Shopper reports and a retention level of at least 80% for key restaurant personnel. For 2006, the Compensation Committee determined that incentive plan goals had been met and each of our NEOs earned 100% of the bonus amount for which he was eligible.

Our 2007 Executive Incentive Compensation Plan has performance goals that are similar to the 2006 Executive Incentive Compensation Plan. The financial goals, which are 80% of the bonus potential, include a 20% earnings per share growth target, adjusted for share-based compensation expense, and a comparable store revenue increase of at least 2%, and non-financial goals, which are 20% of the bonus potential, include customer service and retention goals. In connection with his appointment as Chief Executive Officer, Mr. Schmick’s potential cash bonus was increased to 75% of his base salary in 2007. In connection with the increased role and responsibilities assigned to him as a result of Mr. Mohseni’s departure, Mr. Hilario’s potential cash bonus was increased to 50% of his base salary.

Long-term Incentives

Our long-term incentives are designed to align executive officer equity-based rewards with our financial performance and increases in our stock price over a multiple-year period. To achieve this objective, we provide NEOs long-term incentive award opportunities in the form of stock option and restricted stock grants. Option and restricted stock grants provide executives with the opportunity to buy and maintain equity interests in the company and to share in the appreciation of the value of the stock. They also provide a long-term incentive for the executive to remain with us and promote stockholder returns. We granted stock options to our NEOs and other employees in connection with our initial public offering in 2004, and we granted restricted stock to some executives and key employees, including NEOs, in 2006 as an additional long-term incentive. All option grants to NEOs had an exercise price equal to the fair market value of the shares at the date of grant. The options granted in 2004 expire ten years after the option was granted and vest over a period of three years. The options only have value to the recipients if the price of the stock appreciates after the options are granted. Restricted stock granted in 2006 vests over a period of three years.

Equity Granting Processes

Our Board of Directors approves all equity grants. We do not have a practice of making annual equity awards. We granted stock options in connection with our initial public offering and we granted restricted stock to some executives, including our NEOs, in 2006. Typically, with Board of Directors approval, we grant stock options to significant employees when they are hired. The exercise price of the grants is the fair market value at the grant date and the number of shares underlying options varies based on the duties and responsibilities of the executive or employee.

Other Benefits

Benefits that are offered to NEOs and certain key employees include a car program and participation in health and other benefit programs that are available to employees generally. We do not provide pension benefits or deferred compensation to our NEOs, and they are not eligible to participate in our 401(k) plan.

Severance and Change of Control Agreements

Each of Douglas L. Schmick, our Chief Executive Officer, Emanuel N. Hilario, our Chief Financial Officer and William P. McCormick, our former Chairman Emeritus who is on a leave of absence while serving as the U.S. Ambassador to New Zealand, has an executive severance agreement with us that provides severance benefits contingent on our receiving a release of claims from him. The benefits are described below under “SEVERANCE AND CHANGE OF CONTROL ARRANGEMENTS.” Saed Mohseni, our Chief Executive Officer until February 5, 2007, had a similar agreement with us. Because Mr. Mohseni resigned, the agreement expired and no payments were made under it.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits to $1,000,000 per person the amount that we may deduct for compensation paid to any of our most highly compensated officers in any year. In the past, we have not paid compensation that has exceeded this limit. To date, we have only granted stock options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code and restricted stock grants. We receive no tax deduction for the “option spread” compensation (the excess of the market value of shares over the exercise price of the option) on exercise of Incentive Stock Options unless the optionee disposes of the acquired shares before satisfying specified holding periods. Under IRS regulations, compensation that meets specified performance-based requirements will not be subject to the $1,000,000 cap on deductibility. If non-deductibility of executive compensation, including equity-based compensation, becomes material to the Company’s U.S. tax position, the Company will consider policies and strategies to achieve full deductibility.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on the review and discussions, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee:

David B. Pittaway –Chairman

Lee M. Cohn

Harold O. Rosser

2006 SUMMARY COMPENSATION TABLE

The following table summarizes compensation information for our NEOs in 2006.

Name and principal position	Salary ($)(1)	Bonus ($)	Stock awards ($)(2)	Option awards ($)(2)	Non-equity incentive plan compensation ($)	All other compensation ($)		Total ($)
Saed Mohseni, Chief Executive Officer(3)	$344,231	—	—	$115,652	$262,500	—		$722,383
Douglas L. Schmick, President(4)	$266,346	—	$70,210	$77,101	$137,500	$18,320	(5)	$569,477
Emanuel N. Hilario, Chief Financial Officer	$242,692	—	$58,524	$48,190	$61,250	—		$410,656
David E. Jenkins, Vice President of Operations	$147,385	$1,270	$23,419	$28,915	$30,000	—		$230,989
Jeffrey H. Skeele, Vice President of Operations	$139,231	—	$23,419	$28,915	$30,000	—		$221,565

(1)	Salary paid in 2006 reflects some payments made at the prior year’s annual salary level.
(2)	The assumptions used in determining this value under SFAS 123R are disclosed in Note 5 to the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 30, 2006.
(3)	Mr. Mohseni resigned as our Chief Executive Officer on February 5, 2007. He forfeited all of his unvested options and shares of restricted stock upon his resignation.
(4)	Mr. Schmick was appointed our Chief Executive Officer, and resigned from the office of President, on February 5, 2007.
(5)	Amount includes (1) $15,655 for personal use of company cars and (2) $2,665 for personal travel costs.

2006 GRANTS OF PLAN-BASED AWARDS

The following table summarizes information regarding awards of cash incentive compensation, stock options and restricted stock for our NEOs.

Name	Grant date	Estimated possible payouts under non-equity incentive plan awards Target ($)	All other stock awards: number of shares of stock or units (#)	Grant date fair value of stock and option awards
Saed Mohseni, Chief Executive Officer(1)	N/A 5/23/2006	$262,500	20,000	$461,000
Douglas L. Schmick, President(2)	N/A 5/23/2006	$137,500	15,000	$345,750
Emanuel N. Hilario, Chief Financial Officer	N/A 5/23/2006	$61,250	12,500	$288,125
David E. Jenkins, Vice President of Operations	N/A 5/23/2006	$30,000	5,000	$115,250
Jeffrey H. Skeele, Vice President of Operations	N/A 5/23/2006	$30,000	5,000	$115,250

(1)	Mr. Mohseni resigned as Chief Executive Officer February 5, 2007. He forfeited all of his shares of restricted stock upon his resignation.
(2)	Mr. Schmick was appointed our Chief Executive Officer, and resigned from the office of President, on February 5, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table summarizes information regarding the number of shares underlying options and the number and value of unvested restricted stock outstanding at December 30, 2006 held by our NEOs.

	Option awards					Stock awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(3)
Saed Mohseni, Chief Executive Officer(1)	80,000	40,000	(1)	$12.00	07/17/2014	20,000	(1)	$480,800	(1)
Douglas L. Schmick, President(2)	53,334	26,666		$12.00	07/17/2014	15,000		$360,600
Emanuel N. Hilario, Chief Financial Officer	—	16,666		$12.00	07/17/2014	12,500		$300,500
David E. Jenkins, Vice President of Operations	—	10,000		$12.00	07/17/2014	5,000		$120,200
Jeffrey H. Skeele, Vice President of Operations	20,000	10,000		$12.00	07/17/2014	5,000		$120,200

(1)	Mr. Mohseni resigned as our Chief Executive Officer on February 5, 2007. He forfeited all unexercisable options and all 20,000 shares of restricted stock upon his resignation.
(2)	Mr. Schmick was appointed our Chief Executive Officer, and resigned from the office of President, on February 5, 2007.
(3)	Reflects closing price of $24.04 according to the NASDAQ Global Market on the last day of trading in 2006.

2006 OPTION EXERCISES AND STOCK VESTED

The table below summarizes information regarding the exercise of stock options by our NEOs in 2006. None of Messrs. Mohseni (our former Chief Executive Officer), Schmick or Skeele exercised any options or had any restricted stock awards vest in 2006.

	Option awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)
Saed Mohseni, Chief Executive Officer(1)	—	—
Douglas L. Schmick, President(2)	—	—
Emanuel N. Hilario, Chief Financial Officer	33,334	$433,559
David E. Jenkins, Vice President of Operations	20,000	$237,650
Jeffrey H. Skeele, Vice President of Operations	—	—

(1)	Mr. Mohseni resigned as our Chief Executive Officer on February 5, 2007.
(2)	Mr. Schmick was appointed our Chief Executive Officer, and resigned from the office of President, on February 5, 2007.

SEVERANCE AND CHANGE OF CONTROL ARRANGEMENTS

Each of Douglas L. Schmick, Emanuel N. Hilario and William P. McCormick, our former Chairman of the Board who is on a leave of absence while serving as the U.S. Ambassador to New Zealand , has an executive severance agreement with us that provides severance benefits contingent on our receiving a release of claims from him. Mr. Hilario’s severance agreement became effective April 9, 2007. Saed Mohseni, who resigned as our Chief Executive Officer February 5, 2007, also had an executive severance agreement with us. Mr. Mohseni was not paid any severance amounts upon his resignation and forfeited his unvested options and restricted stock.

The benefits under the agreements are as follows:

•

If employment is involuntarily terminated, including due to death or disability, other than for “cause,” which is the willful and continued failure to perform assigned duties or the willful engagement in illegal conduct that materially injures us, the employee would receive severance equal to (1) one-year’s base salary, plus (2) the average of his bonuses for the two prior completed fiscal years, plus (3) a pro-rata portion of his estimated bonus in the year in which he is terminated, plus (4) a lump sum payment of an amount estimated to be sufficient to continue health insurance coverage for six months under COBRA continuation laws.

•

If we experience a change of control and employment is terminated other than for “cause,” or if the employee resigns because he is required to move, our successor does not agree to be bound by the agreement, or the employee’s duties, pay or total benefits are reduced, the employee would receive the benefits described above and, in addition, (1) all of his options to purchase common stock would become immediately exercisable, and (2) he would receive an additional amount in cash necessary to pay any tax owed by him in connection with the severance payments.

The estimated amounts that would have been paid to Mr. Schmick, assuming he had been terminated without cause at the end of our last fiscal year, would have been as follows.

	One-year base salary	Bonus	Health insurance	Total
Douglas L. Schmick	$275,000	$155,000	$5,159	$435,159

If the termination had occurred following a change of control of the Company, Mr. Schmick would have received the compensation described above, plus the following additional compensation:

	Value of accelerated options	Value of accelerated restricted stock	Estimated tax gross-up	Total (including amounts specified above)
Douglas L. Schmick	$321,059	$360,600	$681,000	$1,797,818

We used $24.04 per share, the closing price of our stock on December 29, 2006, the last trading day of 2006, to calculate the value of accelerated options and restricted stock. To estimate the tax gross-up payment, we have assumed an effective tax rate of approximately 50%.

DIRECTOR COMPENSATION

The table below summarizes compensation paid to our non-management directors.

Name	Fees earned or paid in cash ($)	Total ($)
Lee M. Cohn (1)	$26,250	$26,250
J. Rice Edmonds (3)	$8,681	$8,681
Elliott H. Jurgensen, Jr.	$51,250	$51,250
Jeffrey D. Klein (2)	$4,313	$4,313
James R. Parish (2)	$1,813	$1,813
David B. Pittaway (3)	$14,863	$14,863
Harold O. Rosser (1)(3)	$14,863	$14,863
Fortunato N. Valenti (1)	$26,250	$26,250
Justin B. Wender (1)(3)	$8,681	$8,681

(1)	Messrs. Cohn, Rosser, Valenti and Wender are not standing for reelection in 2007.
(2)	Messrs. Parish and Klein became directors in October 2006.
(3)	These directors are employees of Bruckmann Rosser Sherrill & Co., II L.P., Castle Harlan Partners III, L.P., or their affiliates. Bruckmann Rosser and Castle Harlan were former significant stockholders of ours that sold all of their remaining equity interest in us in May 2006. These directors did not received fees while Bruckmann Rosser and Castle Harlan held significant equity interests, but began receiving director fees in May 2006.

Neither Mr. Mohseni, who resigned from his position as a director February 5, 2007, nor Mr. Schmick received compensation as directors. Compensation paid to other directors in 2006 consisted of the following:

•	annual compensation of $10,000;

•	$1,250 per board meeting attended;

•	annual compensation of $5,000 for service as a member of the Audit Committee;

•	annual compensation of $5,000 for service as a member of the Compensation Committee;

•	annual compensation of $5,000 for service as a member of the Nominating and Governance Committee;

•	annual compensation of $30,000 for service as chairman of the Audit Committee;

•	a reasonable dining allowance at our restaurants; and

•	reasonable out-of-pocket expenses incurred in attending meetings.

ADDITIONAL INFORMATION

Stockholder Proposals to be Included in the Company’s Proxy Statement. A stockholder proposal to be considered for inclusion in proxy materials for our 2008 annual meeting of stockholders must be received by our Corporate Secretary by December 27, 2007.

Stockholder Proposals Not in the Company’s Proxy Statement. Stockholders wishing to present proposals for action at this annual meeting or at another stockholders’ meeting must do so in accordance with our bylaws, a copy of which is publicly filed as an exhibit to our registration statement on Form S-1 (Commission File No. 333-114977) and is available on the SEC’s website at www.sec.gov and on our website at www.mccormickandschmicks.com, Investor Relations, SEC Filings; a copy may also be obtained upon written request to Emanuel N. Hilario, Corporate Secretary, at 720 SW Washington Street, Suite 550, Portland, Oregon 97205. A stockholder must give timely notice of the proposed business to the Secretary. For purposes of our 2008 annual meeting of stockholders, such notice, to be timely, must be received by our Corporate Secretary no earlier than December 27, 2007 and no later than January 26, 2008, unless the 2008 annual meeting is held more than 30 days before or 70 days after the anniversary of the date of this year’s annual meeting. In that case, the notice must be received no earlier than 120 days before the date of next year’s annual meeting and no later than 90 days before the meeting or 10 days before announcement of the date of the meeting, whichever is later.

Stockholder Nominations for Director. Stockholders wishing to nominate candidates for election to the Board of Directors at an annual meeting must do so in accordance with our bylaws by giving timely written notice to our Corporate Secretary. The notice must set forth:

•	the name and address of the stockholder, as they appear on the corporation’s books, and of the beneficial owner;

•	the class and number of shares of capital stock of the corporation that are owned beneficially and of record by the stockholder and the beneficial owner;

•

a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at the special meeting and intends to appear in person or by proxy at the special meeting to propose such business or nomination;

•

a representation as to whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends to (a) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (b) otherwise solicit proxies from stockholders in support of such proposal or nomination;

•	any other information concerning the nominee that must be disclosed of nominees in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934; and,

•	the executed consent of each nominee to serve as a director of the Company if elected.

The Company may require any proposed nominee to furnish any other information it reasonably requires to determine the eligibility of the proposed nominee to serve as a director.

If the number of directors to be elected is increased and there is no public announcement by the Company naming all nominees or specifying the size of the increased Board of Directors at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice shall also be considered timely (but only with respect to nominees for new positions created by such increase) if delivered to the Secretary at the Company’s principal executive offices no later than the close of business on the tenth day following the day on which the public announcement is first made by the Company.

Stockholders wishing to make any director nominations at any special meeting of stockholders held for the purpose of electing directors must do so, in accordance with the bylaws, by delivering timely notice to the

Secretary setting forth the information described above for annual meeting nominations. To be timely, the notice must be delivered to the Secretary at the principal executive offices of the Company not earlier than the close of business on the 90th day prior to the special meeting and not later than the close of business on the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at the meeting. The officer presiding at the meeting may, if in the officer’s opinion the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed by the bylaws. If such officer does so, such officer shall so declare to the meeting and the defective nomination shall be disregarded.

By Order of the Board of Directors

/s/ Emanuel N. Hilario
Emanuel N. Hilario, Corporate Secretary

Portland, Oregon

April 25, 2007

McCormick & Schmick’s Seafood Restaurants, Inc.

000004

MR A SAMPLE

DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

C123456789

000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext

Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors: For Withhold

01 - Emanuel N. Hilario 04 - Jeffrey D. Klein 07 - Douglas L. Schmick

02 - Elliott H. Jurgensen, Jr.

05 - David B. Pittaway

For Withhold

03 - J. Rice Edmonds

06 - James R. Parish

For Withhold

2. Ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors for the 2007 fiscal year.

For Against Abstain

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign exactly as name(s) appears hereon. Joint owners should each sign. Corporation proxies should be signed in full corporate name by an authorized officer and attested. When signed as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

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MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

<STOCK#> 00Q96B

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — McCormick and Schmick’s Seafood Restaurants, Inc.

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 29, 2007

The undersigned hereby appoints Douglas L. Schmick and Emanuel N. Hilario, and each of them, with power to act without the other and with full power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as designated on the reverse side, all the shares of McCormick & Schmick’s Seafood Restaurants,

Inc. Common Stock which the signatory on the reverse side is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of McCormick & Schmick’s Seafood Restaurants, Inc. to be held at 9:00 a.m., Pacific Time, on May 29, 2007 at The Governor Hotel, 614 SW 11th Avenue, Portland, Oregon 97205, or at any adjournments or postponements thereof, with all powers which the signatory on the reverse side would possess if personally present.

The shares represented by this proxy will be voted in accordance with instructions, if given. If no instructions are given, this proxy will be voted FOR the election of the nominees for director and FOR the ratification of the selection of PricewaterhouseCoopers LLP. The proxies may vote in their discretion as to other matters that may come before the meeting.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued and to be voted on reverse side.)